Exhibit 10.1

Summary of Changes to Compensation of Non-employee Directors

The compensation arrangements for our non-employee directors (“Outside Directors”) were described on Exhibit 10.13 to our Annual Report on Form 10-K for the year ended December 31, 2008. We have made certain changes to these arrangements, as described below.

The fee to an Outside Director for attending each quarterly meeting of the Board of Directors that the Outside Director attends in person was increased to $18,000. An Outside Director may be paid such fee for attending a quarterly Board meeting via telephonic conference call if the Outside Director has good reason for the Outside Director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. The fee to an Outside Director who is a member of the Audit Committee for attending each quarterly meeting of such committee that the Outside Director attends in person was increased to $7,200. In addition, the fee which is paid quarterly to each Outside Director who is a member of the Compensation Committee was increased to $3,600, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the Outside Director must have served on the Compensation Committee on the last day of such fiscal quarter. The foregoing changes were effective April 1, 2009.

All other elements of the compensation arrangements for our Outside Directors, as described on Exhibit 10.13 to our Annual Report on Form 10-K for the year ended December 31, 2008, remain in effect.